CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2013 with respect to the financial statements and financial highlights of the Madison Mosaic Equity Trust (including the Investors Fund, Dividend Income Fund, Mid-Cap Fund, Disciplined Equity Fund, and NorthRoad International Fund) appearing in the December 31, 2012 Annual Report to Shareholders on Form N-CSR of Madison Mosaic Equity Trust which are incorporated by reference in this Form N-14 (the Registration Statement). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Financial Highlights” in the Combined Prospectus/Information Statement, which is part of such Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois
July 8, 2013